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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          William Teeple
                  Moll Industries, Inc.
                  (954) 577-2662

MOLL INDUSTRIES, INC. ANNOUNCES CLOSING OF PARTIAL TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

DAVIE, FL (DECEMBER 31, 2001) - Moll Industries, Inc. (the "Company") announced today that it has closed the cash tender offer (the "Offer") and consent solicitation (the "Solicitation") regarding a portion of its outstanding $116.5 million principal amount of 10-1/2% Senior Subordinated Notes due 2008 (the "Notes") and regarding certain amendments (the "Proposed Amendments") to the indenture governing the Notes, between the Company and the trustee for the Notes (the "Indenture"). The Offer and the Solicitation expired at 5:00 p.m., New York City time, on Friday, December 28, 2001. The terms of the Offer and the Solicitation are more fully described in the Offer to Purchase and Consent Solicitation, dated September 19, 2001, as amended (the "Offer to Purchase").

As of the expiration of the Offer and the Solicitation, the Company had received tenders with respect to $28,825,000 aggregate principal amount of Notes and had received consents (without a tender) with respect to $68,890,000 aggregate principal amount of Notes, representing the consents of the holders of at least a majority in aggregate principal amount of the outstanding Notes. The Company and the trustee for the Notes have executed and delivered a First Supplemental Indenture relating to the Indenture and effecting the Proposed Amendments.

The Company has completed its debt restructuring which includes an amendment to its existing senior credit facility and a waiver of the default under that facility's fixed charge coverage covenant. The debt restructuring also includes a new mezzanine multi-draw debt term loan facility in the aggregate principal amount of $33,000,000. A portion of the proceeds of the new loan facility is being used to fund the Offer and the Solicitation.

Banc of America Securities LLC acted as exclusive dealer manager and solicitation agent for the Offer and the Solicitation. D.F. King & Co., Inc. acted as information agent for the Offer and the Solicitation. State Street Bank and Trust Company acted as the depositary and tabulation agent for the Offer and the Solicitation. Questions concerning the Offer and the Solicitation may be directed to Banc of America Securities LLC, attention of Henk Bouhuys at (704) 388-2842 or (888) 292-0070.

Located in Davie, FL, Moll Industries, Inc. (a Delaware corporation) is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America, Europe and Brazil.


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